SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549



                             Form 8-K
                          CURRENT REPORT
              Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):
                        September 14, 1995

                          L.A. GEAR, INC.
      (Exact name of registrant as specified in its charter)

                            CALIFORNIA
          (State or other jurisdiction of incorporation)

                             1-10157
                     (Commission File Number)

                            95-3375118
                 (IRS Employer Identification No.)


    2850 Ocean Park Boulevard, Santa Monica, California  90405
     (Address of principal executive offices)        (Zip Code)


        Registrant's telephone number, including area code:
                          (310) 452-4327

                          Not applicable
   (Former name or former address, if changed since last report)



             THIS REPORT INCLUDES A TOTAL OF 6 PAGES.
               THE EXHIBIT INDEX APPEARS ON PAGE 4.

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Item 5.           Other Events.

       On September 14, 1995, L.A. Gear, Inc. announced a corporate reorganization plan consisting of reengineering key business processes, streamlining the Company's organizational structure and substantially reducing operating expenses. A copy of the press release announcing the Company's reorganization plan is attached hereto as Exhibit 99.8 and incorporated herein by reference.

Item 7.     Financial Statements and Exhibits.

            (a)   Financial Statements of Business Acquired.
                  Not applicable.

            (b)   Pro Forma Financial Information.
                  Not applicable.

            (c)   Exhibits.

            99.8  Press Release, dated September 14, 1995.

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


SIGNATURES

	Pursuant to the requirements of the Securities
Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                L.A. GEAR, INC.



Dated:  September 14, 1995      By: /s/Thomas F. Larkins
                                      Thomas F. Larkins,
                                      Senior Vice-President and
                                      Chief Administrative Officer

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EXHIBIT INDEX

   Exhibit                                                    Page
     No.                  Document                            No.

   99.8           Press Release, dated September 14, 1995     5

                                                      EXHIBIT 99.8
                             PRESS RELEASE


         L.A. GEAR ANNOUNCES CORPORATE REORGANIZATION PLAN

       Santa Monica, Calif., -- Sept. 14, 1995 -- L.A. Gear, Inc. (NYSE:LA) today announced a corporate reorganization plan consisting of reengineering key business processes, streamlining the Company's organizational structure and substantially reducing operating expenses.
       Stanley P. Gold, Chairman of the Board, and William L. Benford, President, said, "We need to focus the Company's resources on those areas that will enable us to get closer to both the retailer and the consumer. The reorganization is designed to maximize the positive impact of the Company's continued efforts to reaffirm its heritage as a premier designer and marketer of women's and children's footwear. We remain committed to returning the Company to profitability."
       Messrs. Gold and Benford added, "To strengthen the product and marketing side of our business, we are pleased to announce the hiring of Jim Moodhe as Senior Vice President - Design, Development and Marketing. Jim started his footwear career as one of the first employees at Nike where he worked for ten years. He subsequently served as a Vice President at K-Swiss and, most recently, as President of Guess Athletic. Jim has enjoyed great success in his past endeavors and we believe that he will enhance our product lines, help strengthen the L.A. Gear message, and let retailers and consumers see that their needs are our top priorities."
       Commenting on the Company's footwear offerings, Mr. Moodhe said, "As our product lines continue to become more focused, especially in the women's area, there is no reason why L.A. Gear shoes cannot be the fun, fashion and fitness choice for both the retailer and the consumer."
       As part of the management restructuring, the Company announced the promotion of David F. Gatto and Thomas F. Larkins. Mr. Gatto will assume the position of Executive Vice

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
President and oversee the Company's sales, merchandising and operations functions. He joined the Company in September 1991 and has served as Senior Vice President - International since January 1993. Mr. Larkins will become Senior Vice President and Chief Administrative Officer and will oversee the Company's finance, legal and administration functions. He has served as Senior Vice President and General Counsel since joining the Company in January 1994.
       One of the key priorities of the Company's reengineering efforts is enhancing the Company's ability to get the "right" product to market in the shortest possible time. The Company hopes to reduce product cycle time significantly by improving design capabilities, better utilizing product development resources, strengthening relationships with factories and sourcing agents, and maintaining disciplined inventory management practices.
        Prior to its November 30 fiscal year-end, the Company will implement cost reduction measures targeted to reduce operating expenses in fiscal 1996 by approximately $25 million on an annualized basis. Among these measures is the elimination of 135-160 full time jobs, representing approximately 30% of the Company's domestic workforce. The Company is also evaluating the closure of all or some of its seven retail outlet stores. At fiscal year end, the Company expects to record a one-time restructuring charge estimated at between $3.0 million and $5.0 million for severance and other costs associated with its corporate reorganization.
       Messrs. Gold and Benford stated, "The successful implementation of our reorganization plan is expected to generate both improved top line results and margins, and will reduce selling, general and administrative expenses. We want to place an ever-growing amount of L.A. Gear footwear in major national accounts, reactivate interest in accounts previously supportive of our brand and generate excitement for new products and product categories."
       L.A. Gear designs, develops and markets a broad range of quality athletic and lifestyle footwear for adults and children.

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